Exhibit 10.22

WESTLAKE CHEMICAL CORPORATION	August 16, 2004
RESTRICTED STOCK UNIT AWARD

EMPLOYEE NAME:

Westlake Chemical Corporation (the “Company”) hereby grants to you, as an employee of the Company or a Subsidiary for at least six months prior to the Grant Date (as defined below), an award (“Award”) of 100 units (“Restricted Stock Units”), each representing a share of Common Stock of the Company. This Award is granted effective August 16, 2004 (the “Grant Date”), subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

(a) This Award shall vest with respect to 100% of the Restricted Stock Units subject to this Award on the date which is six months after the Grant Date; provided, however, that you must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Restricted Stock Units vest or are forfeited, the Restricted Stock Units will be evidenced by a book entry account in the Company’s records.

(b) All Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death.

3. Forfeiture of Award. If your employment terminates other than by reason of death, all unvested Restricted Stock Units as of the termination date shall be forfeited.

4. Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock Units shall vest as set forth in Paragraph 2, and shares of Common Stock shall be issued to you (or your beneficiary) in exchange for your Restricted Stock Units as soon as practicable after the Restricted Stock Units vest. Distribution of Common Stock in exchange for your Restricted Stock Units will be net of withholding taxes as described in Paragraph 5, and may be in a form selected by the Company, in its discretion, including deposit in a custodial account or delivery of a stock certificate.

5. Withholding. At the time of issuance of Common Stock upon the vesting of the Restricted Stock Units, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award. The distribution of Common Stock described in Paragraph 4 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Paragraph. In lieu of withholding of shares of Common Stock, the Administrator may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Administrator determines may be appropriate to satisfy all obligations for withholding of such taxes.

6. Assignment of Award. Your rights under the Plan and this Restricted Stock Unit Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7. No Shareholder Rights. You shall have no shareholder rights, including voting or dividend rights, with respect to shares of Common Stock represented by the Restricted Stock Units subject to the Award unless and until such time as shares of Common Stock have been issued to you pursuant to Paragraph 4.

8. No Employment Guaranteed. No provision of this Restricted Stock Unit Award shall give you any right to continued employment with the Company or any Subsidiary.

9. Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock Units and the issuance and delivery of the Common Stock in exchange for such Restricted Stock Units are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

10. Governing Law. This Restricted Stock Unit Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

WESTLAKE CHEMICAL CORPORATION